Exhibit 99.1

NewsRelease

TC PipeLines, LP Completes Acquisition of Interests in Iroquois and PNGTS

HOUSTON, Texas – June 1, 2017 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced the closing of its previously announced acquisition of a 49.3 percent interest in Iroquois Gas Transmission System, LP (Iroquois) from subsidiaries of TransCanada Corporation (NYSE: TRP) (TransCanada) together with TransCanada's remaining 11.8 percent interest in Portland Natural Gas Transmission System (PNGTS) for a total purchase price of approximately $765 million, effective June 1, 2017.  The acquisition is expected to be immediately accretive to the Partnership's earnings and distributable cash flow.

About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada. For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.
Forward-Looking Statements
This release contains certain "forward-looking statements" as defined under federal securities laws relating to expectations and future financial performance, including expected accretion to earnings and distributable cash flow resulting from the acquisition of the 49.3 percent interest in Iroquois and the 11.8 percent interest in PNGTS.  These statements are based on current expectations and, therefore, are subject to a variety of risks and uncertainties that could cause actual results to differ materially from the expectations expressed in this release, including our ability to realize anticipated cash distributions from Iroquois and PNGTS to the Partnership.  Additional factors that could affect future results are discussed in our filings with the Securities and Exchange Commission, including Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter-ended March 31, 2017. All forward-looking statements are made only as of the date made and, except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Mark Cooper/James Millar
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com